Exhibit 99.1

South Plains Financial, Inc. completes merger with BOH Holdings, Inc.

LUBBOCK, Texas, April 1, 2026 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank (“City Bank”), today announced the completion of the merger of BOH Holdings, Inc. (“BOH”) with and into South Plains, with South Plains continuing as the surviving corporation, and the merger of BOH’s wholly-owned subsidiary, Bank of Houston, with and into City Bank, with City Bank continuing as the surviving bank. The mergers became effective on April 1, 2026. As of December 31, 2025, BOH had total assets of $744 million, total loans of $624 million, and total deposits of $603 million.

Raymond James & Associates, Inc. served as financial advisor to South Plains and rendered a fairness opinion to its board of directors. Hunton Andrews Kurth LLP served as South Plains’ legal advisor. Hillworth Bank Partners served as financial advisor to BOH and rendered a fairness opinion to its board of directors. Fenimore Kay Harrison LLP served as BOH’s legal advisor.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station, Texas markets, and the Ruidoso, New Mexico market. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.

Available Information

The Company routinely posts important information for investors on its web site (under www.spfi.bank and, more specifically, under the News & Events tab at www.spfi.bank/news-events/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.